Exhibit 99.4

Form of Letter to Employees dated January 15, 2007

TO:	All PW Eagle Employees

FROM:	Jerry Dukes, President & CEO

SUBJECT:	Announcement of Merger with J-M Manufacturing

DATE:	Monday, January 15, 2007

Earlier today the company issued a press release announcing the signing of a definitive merger agreement between PWEagle, Inc. and J-M Manufacturing Company, Inc.

Under the terms of the agreement, J-M Manufacturing will purchase all the outstanding shares of PWEagle common stock for a price of $33.50 per share. While both PWEagle and JMM are committed to completing this transaction, it is subject to customary closing conditions, including regulatory approvals and approval by PWEagle’s shareholders. If all conditions are met, the transaction should be completed, during the second quarter of 2007.

As the merger progresses, an integration plan will be developed and shared with employees of both companies. I’m sure that you have questions about how this merger may specifically affect you personally and professionally. As there are many details yet to be decided, I must, for now, ask that you be patient. I assure you that as information becomes available I will share it with you as soon as possible.

Until the merger is finalized, the two companies will continue to operate as separate businesses. While management and the board work to finalize the agreement, I know that we can count on all our employees to continue focusing on providing our customers with the excellent products and service that are the cornerstones of PWEagle’s strong reputation throughout the industry.

Thank you.

/s/ Jerry Dukes

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of PW Eagle, Inc. and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed transaction. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about PW Eagle, Inc. at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.